Exhibit 99.1

Badger Meter Reports Third Quarter Results

MILWAUKEE--(BUSINESS WIRE)--October 17, 2011--Badger Meter, Inc. (NYSE: BMI) today reported results for the third quarter ended September 30, 2011.

Third Quarter 2011 Highlights

  Net sales were $69,698,000 for the third quarter of 2011, a 7.9% decrease from record sales of $75,702,000 for the third quarter of 2010.
  Net earnings were $6,880,000 for the third quarter of 2011, a 23.8% decrease from record net earnings of $9,023,000 for the third quarter of 2010.
  Diluted earnings per share were $0.46 for the third quarter of 2011, a 23.3% decrease from record diluted earnings per share of $0.60 for the third quarter of 2010.

First Nine Months 2011 Highlights

  Net sales were $202,205,000 for the first three quarters of 2011, a 4.5% decrease from sales of $211,791,000 for the same period in 2010.
  Net earnings were $17,974,000 for the first nine months of 2011, a 19.8% decrease from earnings of $22,404,000 for the first nine months of 2010.
  Diluted earnings per share were $1.19 for the first three quarters of 2011, a 20.1% decrease from earnings per share of $1.49 for the same period in 2010.

Operations Review

“Our third quarter sales were impacted by a continued slowdown in spending and new projects by a number of customers in the municipal water market. This trend began early in 2011 with a lengthening of the decision-making process in light of uncertainties about the economic environment and potential spending reductions. We’ve managed through lulls in the municipal water market in the past and we are optimistic that our products along with new innovations give us a competitive advantage and position us well in the coming year,” said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter.

Meeusen said the lower sales to the municipal water market were slightly offset by higher sales of specialty products. “We saw double-digit increases in sales of electromagnetic and industrial flowmeters, as well as Research Control® valves in the third quarter. Third quarter sales also included sales of Remag AG, which was acquired in January 2011. Sales of Badger® ORION® radio transmitters for natural gas meters were down from the prior year as the Duke Energy contract begins to taper off,” he said.

The gross profit margin was 32.7% for the third quarter of 2011, compared to 36.9% for the third quarter of 2010. “The reduction reflects reduced capacity utilization due to the lower volumes and higher copper prices compared to last year’s third quarter. As a result of these factors and certain one-time selling, general and administration expenses, operating earnings declined 40.3% for the quarter,” said Meeusen.

He noted that net earnings for the third quarter and nine months benefited from recognition of previously unrecognized tax benefits for certain tax deductions taken on prior tax returns. With the favorable completion of an IRS audit, these tax benefits were recognized in the third quarter. In addition, interest expense for the quarter is a credit balance because $0.1 million of interest expense was reversed for amounts previously accrued for these tax issues. On a per share basis, the tax benefits and interest credit had net after-tax impacts of approximately $0.10 per share for both the quarter and year to date.

“During the third quarter, we launched the new Badger® ORION® SE two-way advanced metering analytics system. ORION SE is a major new technology advancement that utilizes analytics-based software and next-generation two-way fixed network technology that combines meter reading with total system management for water or gas. We are optimistic that this new technology innovation will be a long-term success for Badger Meter,” said Meeusen.

“We are well positioned in the municipal water market and we believe the increases in sales of our specialty products are an indicator that the underlying economy is improving. We continue to invest in new product development and remain focused on controlling costs. Cash generated from operations nearly doubled for the first nine months of 2011 compared to 2010. We have a strong balance sheet, our debt-to-cash position is now positive and we increased our quarterly common stock dividend by 14.3% to $0.16 per share in August,” said Meeusen.

“The fundamentals of our business remain strong. The global focus on water conservation and the fact that less than 30% of U.S. water meters are equipped with meter reading technology provide opportunities for both organic growth and growth through acquisitions. We are also encouraged by the decline in copper prices during the third quarter. While still volatile, continued copper pricing at the current level could have a positive impact on our results for 2012,” he added.

Conference Call and Webcast

Badger Meter management will hold a conference call to discuss the company’s 2011 third quarter results on Tuesday, October 18, 2011 at 10:00 a.m. Central/11:00 a.m. Eastern time. Interested parties can listen to the call live on the Internet through the company’s Web site: www.badgermeter.com or by dialing 1-888-680-0879 and entering the passcode 82473389. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PRAB3XJ97. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection. In addition, the Webcast is also available through Thomson’s investor portals. Individual investors can listen to the call at www.earnings.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).

A telephone replay of the conference call will be available through Tuesday, October 25 by dialing 1-888-286-8010 and entering the passcode 82252258. The Webcast will be archived on the company’s Web site until its next earnings release.

About Badger Meter

Badger Meter’s core competency is flow measurement solutions. The company is a leading manufacturer and marketer of products incorporating liquid flow measurement and control technologies developed both internally and with other technology companies. Badger Meter products are used in a wide variety of applications, including water, oil and chemicals.

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “think,” “should,” “could” and “objective” or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company’s then current views and assumptions and involve risks and uncertainties that include, among other things:

  the continued shift in the Company’s business from lower cost, manually read meters toward more expensive, value-added automatic meter reading (AMR) systems, advanced metering infrastructure (AMI) systems and the new advanced metering analytics (AMA) systems that offer a complete solution to customers’ metering needs;
  the success or failure of newer Company products;
  changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, manually read meters;
  the actions (or lack thereof) of the Company’s competitors;
  changes in the Company’s relationships with its alliance partners, primarily its alliance partners that provide AMR/AMI connectivity solutions, and particularly those that sell products that do or may compete with the Company’s products;
  changes in the general health of the United States and foreign economies, including to some extent such things as the length and severity of global economic downturns, the ability of municipal water utility customers to authorize and finance purchases of the Company’s products, the Company’s ability to obtain financing, housing starts in the United States, and overall industrial activity;
  the timing and impact of government programs to stimulate national and global economies;
  changes in the cost and/or availability of needed raw materials and parts, such as volatility in the cost of brass castings as a result of fluctuations in commodity prices, particularly for copper and scrap metal at the supplier level, foreign-sourced electronic components as a result of currency exchange fluctuations and/or lead times, and plastic resin as a result of changes in petroleum and natural gas prices;
  the Company’s expanded role as a prime contractor for providing complete AMR/AMI/AMA systems to governmental entities, which brings with it added risks, including but not limited to, the Company’s responsibility for subcontractor performance, additional costs and expenses if the Company and its subcontractors fail to meet the timetable agreed to with the governmental entity, and the Company’s expanded warranty and performance obligations;
  the Company’s ability to successfully integrate acquired businesses or products;
  changes in foreign economic conditions, particularly currency fluctuations in the United States dollar, the Euro and the Mexican peso;
  the loss or disruption of certain single-source suppliers; and, changes in laws and regulations, particularly laws dealing with the use of lead (which can be used in the manufacture of certain meters incorporating brass housings) and the United States Federal Communications Commission rules affecting the use and/or licensing of radio frequencies necessary for AMR/AMI/AMA products.

All of these factors are beyond the Company’s control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

Badger Meter company news is available
24 hours a day, on-line at: http://www.badgermeter.com.

BADGER METER, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(in thousands, except earnings per share data)

	Three Months Ended		Nine Months Ended
	September 30	September 30	September 30	September 30
	2011	2010	2011	2010

Net sales	$69,698	$75,702	$202,205	$211,791
Cost of sales	46,918	47,748	131,768	133,605
Gross margin	22,780	27,954	70,437	78,186
Sales, engineering and administration	14,791	14,518	44,933	43,022
Operating earnings	7,989	13,436	25,504	35,164
Interest expense (income)	(87)	95	121	275
Earnings before income taxes	8,076	13,341	25,383	34,889
Provision for income taxes	1,196	4,318	7,409	12,485
Net earnings	$6,880	$9,023	$17,974	$22,404

Earnings per share amounts:

Basic	$0.46	$0.61	$1.20	$1.50

Diluted	$0.46	$0.60	$1.19	$1.49

Shares used in computation of earnings per share:

Basic	14,989,366	14,910,497	14,959,202	14,897,901

Diluted	15,058,475	15,006,565	15,043,541	14,999,186

BADGER METER, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	September 30	December 31
	2011	2010
	(Unaudited)

Cash	$5,787	$3,089
Receivables	43,195	40,429
Inventories	47,785	48,316
Other current assets	6,409	5,503

Total current assets	103,176	97,337

Net property, plant and equipment	66,370	66,088
Intangible assets, at cost less accumulated amortization	34,323	34,170
Other long-term assets	7,445	9,107
Goodwill	9,162	9,162

Total assets	$220,476	$215,864

Liabilities and Shareholders’ Equity

Short-term debt	$2,680	$12,878
Payables	13,938	11,159
Accrued compensation and employee benefits	6,797	7,143
Other liabilities	2,502	1,499

Total current liabilities	25,917	32,679

Long-term employee benefits and other	11,817	14,802
Shareholders’ equity	182,742	168,383

Total liabilities and shareholders’ equity	$220,476	$215,864

CONTACT:
Badger Meter, Inc.
Joan C. Zimmer, (414) 371-5702